Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contact:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	Cell phone: (952) 239-9665 or jennifer.driscoll@bestbuy.com

Best Buy’s December Revenue Rises 10% to $5.1 Billion; Comparable Store Sales Increase 2.5% as Sales of MP3 Players, Digital TVs and Digital Cameras Surge

Company reiterates EPS range for fiscal year of $2.80-$2.90

December Revenue Summary — Fiscal 2005
(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Total Company	$5.1	10%	2.5%
Domestic	$4.5	9%	2.6%
International	$0.6	23%[2]	1.4%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

2 The effect of fluctuations in foreign currency exchange rates accounted for approximately two-fifths of the international segment’s revenue gain for the fiscal month.

LAS VEGAS, Jan. 6, 2005 — Best Buy Co., Inc. (NYSE: BBY), from the Consumer Electronics Show, today reported that revenue for the fiscal month ended Jan. 1, 2005, rose 10 percent to $5.1 billion, compared with $4.6 billion for the fiscal month ended Jan. 3, 2004. The revenue increase was principally driven by the addition of 79 new stores in the past 12 months. Best Buy also reported a comparable store sales gain of 2.5 percent for the five-week period, as solid execution in the stores resulted in increased sales of MP3 players, digital TVs, digital cameras, DVD movies and notebook computers.

                “Our stores’ productivity has never been higher,” said Brad Anderson, vice chairman and chief executive officer, referring to revenue per square foot. “While we noted a modest decline in customer traffic compared with that of December of last year, our average ticket increased, driven by continued consumer interest in digital products and the performance of our customer centricity stores. Our comparable store sales gain came on top of a 9.3-percent gain for the same period last year. Overall, we believe we gained market share, thanks to outstanding teamwork between our retail and corporate employees.”

U.S. and Canadian Stores Enjoy Comparable Store Sales Gains, Customer Centricity Stores’ Gains Collectively Continue to Lead Chain

                The company’s 661 U.S. Best Buy stores reported revenue of $4.5 billion for fiscal December, an increase of 9 percent over the prior year. Best Buy’s U.S. stores reported a comparable store sales gain of 2.6 percent for the fiscal month, reflecting solid in-store execution and the benefit of two extra shopping days prior to Christmas. Best Buy’s 67 segmented stores, which opened in October as part of the company’s customer centricity initiative, collectively maintained their relative sales outperformance compared to the other U.S. Best Buy stores, which was expected.

“We were very pleased with our segmented stores’ performance and continue to explore ways to apply what we are learning to other stores,” Anderson said. “Best Buy’s customer centricity initiative empowers employees to recognize unique sets of customers and to build offerings and experiences that meet their specific needs. These stores’ continued performance gives us increased confidence that this approach is the right direction for Best Buy.”

Magnolia Audio Video, a high-end retailer of consumer electronics with 22 stores, reported revenue of $20 million, which was a decrease of 6 percent, driven by a comparable store sales decline of 6.0 percent. The company’s domestic segment, including both U.S. Best Buy stores and Magnolia Audio Video stores, had revenue of $4.5 billion, an increase of 9 percent, including a comparable store sales gain of 2.6 percent.

The company’s 144 Canadian stores, including both Future Shop and Best Buy locations, contributed revenue of $610 million for the fiscal month, an increase of 23 percent compared with the prior year. Approximately two-fifths of the increase was due to favorable exchange rates, while the addition of new stores also had a significant impact. The international segment had a comparable store sales gain of 1.4 percent for the period, reflecting solid holiday results, which were partially offset by the Sunday timing of the Boxing Day holiday.

Online traffic at the company’s web sites — including BestBuy.com, BestBuy.ca, FutureShop.ca, GeekSquad.com and MagnoliaAV.com — also rose significantly for fiscal December.

The company opened two U.S. Best Buy stores and two Canadian Best Buy stores during the fiscal month, adding a total of 122,000 square feet.

The company’s fiscal December results included a comparable store sales gain for MP3 players in the triple digits as consumers continued to opt for portable audio entertainment. Comparable store sales of digital televisions increased by the strong double digits, reflecting consumer interest as well as improved supply. Fully-featured digital cameras also performed well. A comparable store sales gain in the low double digits for DVD movies was driven by seasonally strong holiday performance. Consumer interest in portability and networking spurred comparable store sales growth for notebook computers in the mid teens. The comparable store sales gain in the high single digits for appliances reflected expanded assortments and higher levels of sales assistance in some areas of the country. As expected, offsetting these gains were comparable store sales declines in analog TVs, video gaming, home audio products, CDs, desktop computers and cellular phones.

Year-to-Date Revenue Summary — Fiscal 2005
(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Continuing Operations	$23.3	12%	4.4%
Domestic	$20.9	11%	4.5%
International	$2.4	22%[2]	3.7%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

2 The effect of fluctuations in foreign currency exchange rates accounted for approximately one-third of the international segment’s revenue gain for the first 10 months of fiscal 2005.

For the first 10 months of the fiscal year, the company reported a comparable store sales gain of 4.4 percent, including a gain of 4.5 percent at U.S. Best Buy stores; a gain of 3.5 percent for Magnolia Audio Video stores; and a gain of 3.7 percent for the international segment. Revenue for the first 10 months of the fiscal year was $23.3 billion, an increase of 12 percent, reflecting the addition of new stores as well as the comparable store sales gain.

Company Reiterates 4th-Quarter and Fiscal Year Earnings Guidance

Best Buy said it continues to expect fourth-quarter earnings of $1.56 to $1.66 per diluted share, compared with $1.42 per diluted share from continuing operations for the same period of fiscal 2004. This range is consistent with a fiscal 2005 earnings estimate of $2.80 to $2.90 per diluted share, an average increase of 17 percent compared with $2.44 per diluted share from continuing operations for fiscal 2004. The mean analyst earnings estimate was $1.61 per diluted share for the fiscal 2005 fourth quarter, which ends on Feb. 26, 2005.

“We now expect our comparable store sales gain for the quarter to be at the low end of our prior range of 3 percent to 5 percent; in addition, we continue to expect a modest increase in the promotional environment,” said Darren Jackson, executive vice president - finance and CFO of Best Buy. “That said, similar to the last quarter, we believe that we also will be able to deliver productivity improvements, as well as higher net interest income and a slightly lower tax rate.”

Jackson added, “We were pleased with how well our stores helped customers identify the solutions that best fit their lifestyles. The popularity of gift cards also contributed to our results; gift card sales rose by the strong double digits, totaling more than $350 million for December. The strong gift-card redemption activity post-holiday continues to be a testament to the appeal of the products we sell and the strength of the Best Buy brand. Our gift cards have no hidden fees or expiration dates, which adds to their appeal. The increases in gift cards as well as Reward Zone certificates provide support for the anticipated comparable store sales gain in the balance of the quarter.”

Best Buy is conducting a conference call for investors and the news media today at 11:30 a.m. EST (or 8:30 a.m. PST). Individuals may access the live call via the Internet on the company’s Web site at www.BestBuy.com by clicking on the “For Our Investors” link. Following the live event, the call will remain on Best Buy’s investor relations Web site so that it may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

On March 3, 2005, Best Buy is expected to report fourth-quarter revenue, and on March 30, 2005, the company is expected to report fourth-quarter earnings, along with its initial earnings guidance for fiscal 2006.

Best Buy Encourages Donations to Tsunami Relief Effort

In the aftermath of the tsunami that struck on Dec. 26, 2004, all Best Buy and Future Shop stores are offering customers the opportunity to make a tax-deductible donation to the American or Canadian Red Cross through the retailer’s cash registers. In addition, the Best Buy Children’s Foundation has agreed to match all customer contributions received by Jan. 31, 2005, up to $1 million. “We are deeply moved by the devastation sustained by so many communities,” said CEO Anderson. “We invite our customers to join us in coming to the aid of those who were tragically affected.” All in-store contributions collected, along with the matching gift, will be forwarded directly to the American and Canadian Red Cross to support the International Response Fund.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 820 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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